EX-99.B12.(A)



                          THE TOCQUEVILLE FUND AUDITED
                          FINANCIAL STATEMENTS FOR THE
                          PERIOD ENDED OCTOBER 31, 1995

                              THE TOCQUEVILLE FUND
--------------------------------------------------------------------------------
DEAR FELLOW SHAREHOLDERS:

  For the fiscal year ended October 31, 1995 the Tocqueville Fund generated a positive return of 16% for Class A shareholders. These results reflect the rel-atively weak results in the first two months of our fiscal year, November and December of 1994, which we discussed in our semi-annual report to shareholders, and the strong absolute performance for the balance of the fiscal year by our largest positions, including IBM, Bristol Myers, Citicorp, BankAmerica, Sprint, and Champion International.

  Over the same twelve month period, the S&P 500 registered an even more im-pressive return of 26.4%. While our conservative value style typically leads to underperformance in sharply rising markets, we are pleased with our absolute returns over this period. For the 1995 calendar year your fund generated a 28.2% total return, compared with a 37.6% return on the S&P, a very gratifying result.

OUTLOOK

  For the coming year our expectations are for a market considerably less ro-bust than in the twelve month period just ended. Indeed, preserving the gains of the past year will be the principal challenge of the year ahead. While we do expect stimulative policies from the Federal Reserve, as well as a tax cut of some measure which should help the soft economy, we believe that these expecta-tions are well accepted by the consensus of investors and are discounted by the market. At current levels, the equity markets would appear to be far more vul-nerable to negative developments than to positive surprises. Moreover, we be-lieve that the speculative fervor in Internet-related stocks and in the red hot IPO sector subjects the market to a potential significant correction when in-vestors return their focus to the fundamentals underlying many of these shares.

  As a result, we have adopted a more cautious approach to the market than we were taking at this time last year. Then, interest rates seemed too high and looked likely to decline, and the outlook for corporate profits appeared rea-sonably favorable. Now, long rates do not look to decline further, at least not by enough to move the market, and the profit comparisons going forward should be more difficult. Finally, the complacency in the market over inflation rates in general and energy prices in particular has us worried. Consequently, we have been increasing our position in defensive stocks, and have added signifi-cantly to our holdings of energy related issues. Our strategy in the energy sector has been to focus on the oil service companies which have tremendous op-erating leverage after a decade of downsizing and restructuring. These compa-nies, which have prospered in very difficult times, have enormous potential if exploration and development activity begins a secular rebound from the current depressed levels. An adjustment in oil and gas prices, which could already be underway from the historically low levels (in real terms), could occur simply because of a rebound in worldwide economies or due to a supply disruption caused by political factors in the producing countries. In either case, we would expect the impact on these stocks to be positive while the impact on the overall equity markets to be quite negative.

--------------------------------------------------------------------------------

  We have also maintained our position in other defensive stocks, such as con-sumer nondurables and healthcare stocks. Over the course of the next year we will look to expand our position in the highly depressed retail sector as well as in capital goods companies where we expect to see strong earnings growth in the next up-cycle. As always, however, we will be guided by the opportunities presented to us by the markets in identifying, researching and positioning com-panies that have been unduly depressed and represent outstanding values.

DISTRIBUTION

  On December 11, 1995, the Fund Trustees declared the following distribution for payment on December 14, 1995 to shareholders of record as of December 8, 1995:

            Long-Term Capital Gains:       $0.90
            Short-Term Capital Gains:      $0.16
            Net Income:                    $0.15
            Total Distribution per Share:  $1.21

INVESTMENT THEMES AND CATEGORIES

  In this report we continue and update our practice of classifying our hold-ings into categories which reflect some broad investment themes. While we take some comfort in knowing that our holdings fit in understandable, if somewhat unusual, investment categories, it remains true that our stock picking invest-ment approach is driven by only one consideration: value, and not by any plan to fit into pre-selected investment categories. Rather, we find it illustrative to group our ideas into categories which reflect the dominant investment thesis behind our selection process. From time to time, we will add (or subtract) cat-egories to incorporate new investment themes. In this issue we add one new cat-egory, Too Much Complacency.

  The SEC requires a more traditional portfolio categorization. Below we pres-ent both the classification you are accustomed to seeing in a table directly following this letter, as well as the SEC Schedule of Investments on page 8.

  Too Much Complacency--As value investors with a strong contrarian bent, we are always searching for opportunities in stocks where the consensus view is negative. In order to fit into this category a stock or group must be in an area where negative perceptions are more than merely a broad consensus. Rather, it is something of a forgone conclusion by most investors that change in the status quo is not possible. We believe that this widespread complacency is an ideal spawning ground for positive (or negative) surprises.

  Changing Political/Regulatory Climate--The rapid changes taking place in Washington, D.C. are reversing 50 years of regulatory policy and creating a whole new playing field for many companies and industries. More market oriented regulations mean that some companies will fail and others will prosper based on their competitive positions. Companies with strong franchises, supe-

-------------------------------------------------------------------------------
rior financial strength, and solid managements are well-positioned to benefit from this rapidly changing environment at the expense of those who have been kept in business by a regulatory environment that protects companies at the expense of consumers.

  Astute Management--Some companies manage to generate constantly superior re-sults over many business cycles. Except for those that have a natural monopoly or other advantage, the explanation for consistent success is usually superior management. Very often, these managers have a large personal stake in the shares of the company, or are strongly incented with options or other instru-ments that are related to the price performance of the stock. At other times proven management talent may have been recently recruited. In either case, we are attracted to companies where astute management can make a material differ-ence in their performance.

  Special Situations--This overworked cliche still has meaning when used judi-ciously. For our purposes, a special situation represents a unique opportunity to participate in a profound change in a corporate structure which will en-hance the values of the underlying assets of a company to the benefit of its shareholders.

  Revitalized Behemoths--These are large capitalization, well known old line companies that have fallen on hard times and whose prices are severely de-pressed. Typically, the market attitude toward these companies is overly pes-simistic, presenting an investment opportunity. When our research confirms it, we will purchase these stocks on the theory that either a new management, an active board or a new strategy can revitalize what is basically a still sound business franchise.

  Changing Consumer--The American consumer is maturing, with the huge baby-boom generation reaching middle-age. As this happens, the tastes and needs of the largest demographic group in the United States are changing. Consumption becomes less credit-sensitive (less first-time purchases of big-ticket items, such as houses, large appliances, cars, etc.), and consumers become increas-ingly sensitive to the need to build a retirement nest egg. Many of the chil-dren which the baby-boomers had in their 30s are also creating a "baby-boom echo" with significant consumption implications.

  New Industrial Revolution--New methods of industrial management (zero-de-fect, just-in-time, concurrent engineering, etc.) are creating the need for new equipment, software, and organizational structures. At the same time, large industrial customers are drastically cutting the number of suppliers from whom they purchase parts, systems and equipment, and they are establish-ing partnership-like relationships with the remaining ones. This creates op-portunities, even in traditionally slow-growth industries, for the best sup-pliers to gain market share and experience accelerating sales.

--------------------------------------------------------------------------------

  Survivors In Depressed Industries/Regions--In the last ten years, America's economic growth has been unevenly shared. In the mid-1980s, the energy and man-ufacturing sectors in Texas and much of the industrial midwest experienced de-pressions, while the high-tech and financial industries of New England and Cal-ifornia boomed (the "bi-coastal" economy). Today, the "center" is much stronger than the two coastal areas. Within depressed regions and industries, many weaker companies will disappear, but the survivors will eventually emerge stronger and face less competition.

  Protection Against Inflation and Political/Economic Shocks--With inflation decelerating, for the last few years, a consensus has emerged that it will not become a problem in the 1990s. We are less sure of this, as inflation is a global phenomenon and the vast changes reshaping the world's geopolitical bal-ance carry with them the risk of supply disruptions and financial crises. As a result, it appears prudent to keep some inflation insurance in the portfolios, in the form of gold and energy shares.

  Derivative Growth--There are industries whose products or services are sure to be in great demand in the 1990s, but where the fast pace of innovation and the risks of "technological break-throughs" make it difficult to pick the win-ners with any degree of confidence. In addition, regulatory or trade uncertain-ties often bring additional clouds into the picture. In the case of the elec-tronics and pharmaceutical industries, we believe it is safer to invest in the few, well-established distributors and wholesalers than in the manufacturers themselves. The former will benefit from the superior growth of the industry and will distribute the most successful products, whoever manufactures them. Furthermore, among distributors and wholesalers, those which are financially strongest and can make the heavy investment in equipment and software necessary to compete effectively, stand to gain market share at the expense of their smaller and weaker competitors.

  Infrastructure--Throughout the world, the 1990s promise to be a decade of heavy investment in infrastructure. America's aging infrastructure is crumbling and needs repairing; Asia's fast growth and increasing standard of living are creating bottlenecks and a constant need to add roads, bridges, airports, com-munication networks, hospitals, etc. and, in eastern Europe, a modern infra-structure needs to be built to allow the former communist countries to become economically independent.

  While financing for all these projects has not yet been secured, the needs are clearly there and carry a high priority. Companies which design, engineer and make equipment to build these facilities stand to benefit greatly.

  Hidden Assets--As a result of the often indiscriminate mergers and acquisi-tions of the 1980s, many companies have become inefficient conglomerates com-prising both some excellent operations and some money-losing ones. At a time when many of these companies are being aggressively

--------------------------------------------------------------------------------
restructured and re-focused around their better operations, one can sometimes anticipate that a leaner organization, with fewer, successful operations and less debt will be worth significantly more than the old, larger conglomerate.

Robert W. Kleinschmidt
Francois Sicart
Portfolio Managers

--------------------------------------------------------------------------------
  This report is not authorized for distribution to prospective investors un-less preceded or accompanied by a currently effective prospectus of The Tocqueville Trust.

                                  [MAC CHART]

                              THE TOCQUEVILLE FUND

     TABLE OF INVESTMENTS AS CATEGORIZED BY TOCQUEVILLE PORTFOLIO MANAGERS

                                OCTOBER 31, 1995
--------------------------------------------------------------------------------

                                             Market      % of
                                             Value    Net Assets
----------------------------------------------------------------
REVITALIZED BEHEMOTHS                      $8,610,000   25.75%
BankAmerica
Boeing International Co.
Champion Intl.
Citicorp
International Business Machines
Pepsico
RJR Nabisco Holdings
----------------------------------------------------------------
SURVIVORS IN DEPRESSED INDUSTRIES/REGIONS   3,922,500   11.73%
Coast Savings Financial
K Mart
Maytag
Herman Miller Inc.
----------------------------------------------------------------
CHANGING CONSUMER                           2,082,125    6.23%
Heinz, H.J.
Helene Curtis Industries
Western Publishing Group
Apple Computer
----------------------------------------------------------------
NEW INDUSTRIAL REVOLUTION                   2,505,000    7.49%
Burlington Industries
Systemed
Telxon
Giddings & Lewis
----------------------------------------------------------------
PROTECTION AGAINST INFLATION                2,808,125    8.40%
British Petroleum PLC
Catellus Development
Murphy Oil
Newmont Mining
Inco
----------------------------------------------------------------
SPECIAL SITUATIONS                          2,511,253    7.51%
Manville
National Education
Tesoro Petroleum
Ben Franklin Retail Stores
Napro Biotherapeudics
----------------------------------------------------------------

                                      Market       % of
                                       Value    Net Assets
----------------------------------------------------------
DERIVATIVE GROWTH                   $   563,750    1.69%
Foxmeyer Health
Scherer RP
----------------------------------------------------------
HIDDEN ASSETS                         2,814,375    8.42%
Bristol Myers Squibb
Dun & Bradstreet
Melville
Westinghouse Electric
----------------------------------------------------------
CHANGING POLITICAL/
 REGULATORY CLIMATE                   1,485,563    4.44%
Sprint
Archer Daniels Midland
----------------------------------------------------------
INFRASTRUCTURE                          465,000    1.39%
Hanson PLC
----------------------------------------------------------
ASTUTE MANAGEMENT                       847,500    2.53%
Hartford Steam Boiler Insp. & Inc.
Zero
----------------------------------------------------------
TOO MUCH COMPLACENCY                  1,406,250    4.20%
Baker Hughes
Digicon
Varco International
----------------------------------------------------------
U.S. GOVERNMENT
AGENCY BONDS                          2,005,619    6.00%
----------------------------------------------------------
SHORT TERM INVESTMENTS                1,256,000    3.76%
----------------------------------------------------------
TOTAL INVESTMENTS                    33,283,060   99.54%
OTHER ASSETS &
 LIABILITIES, NET                       154,932    0.46%
----------------------------------------------------------
TOTAL NET ASSETS                    $33,437,992  100.00%
                                    -----------

                              THE TOCQUEVILLE FUND

                         SELECTED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                               CLASS A
                           ---------------------------------------------------
PER SHARE OPERATING
PERFORMANCE
(FOR A SHARE OUTSTANDING                YEAR ENDED OCTOBER 31,
THROUGHOUT THE PERIOD)     ---------------------------------------------------
                                 1995        1994     1993     1992     1991
                           ---------------- -------  -------  -------  -------
Net asset value, begin-
 ning of year                  $ 13.74      $ 13.67  $ 11.83  $ 11.33  $ 10.21
                               -------      -------  -------  -------  -------
Income from investment
 operations
Net investment income             0.15(a)      0.12     0.11     0.17     0.33
Net realized and
 unrealized gain                  1.70         0.88     2.55     1.33     1.41
                               -------      -------  -------  -------  -------
Total from investment op-
 erations                         1.85         1.00     2.66     1.50     1.74
                               -------      -------  -------  -------  -------
Less distributions
Dividends from net in-
 vestment income                 (0.11)       (0.14)   (0.16)   (0.36)   (0.51)
Distributions from net
 realized gains                  (1.41)       (0.79)   (0.66)   (0.64)   (0.11)
                               -------      -------  -------  -------  -------
Total distributions              (1.52)       (0.93)   (0.82)   (1.00)   (0.62)
                               -------      -------  -------  -------  -------
Change in net asset value
 for the year                     0.33         0.07     1.84     0.50     1.12
                               -------      -------  -------  -------  -------
Net asset value, end of
 year                          $ 14.07      $ 13.74  $ 13.67  $ 11.83  $ 11.33
                               -------      -------  -------  -------  -------
Total Return (b)                  16.0%         7.7%    23.7%    14.9%    17.7%
Ratios/supplemental data
Net assets, end of year
 (000)                         $33,438      $29,140  $27,745  $19,496  $17,388
Ratio to average net as-
 sets of:
 Expenses                         1.57%(a)     1.54%    1.56%    1.74%    1.96%
 Net investment income            1.07%(a)     0.87%    0.96%    1.44%    3.38%
Portfolio turnover rate             47%          52%      54%      89%      97%
                               CLASS B
                           ----------------
                             PERIOD FROM
                           AUGUST 14, 1995
                                  TO
                           OCTOBER 31, 1995
                           ----------------
Net asset value, begin-
 ning of period                $ 14.68
                               -------
Income from investment
 operations
Net investment income              --
Net realized and
 unrealized gain (loss)          (0.67)
                               -------
Total from investment op-
 erations                        (0.67)
                               -------
Net asset value, end of
 period                        $ 14.01
                               -------
Total Return (c)                 (4.56)%
Ratios/supplemental data
Net assets, end of period          191
Ratio to average net as-
 sets of:
 Expenses                          --
 Net investment income             --

(a) Net of fees waived amounting to 0.02% of average net assets for the period ended October 31, 1995.
(b) Does not include maximum sales load of 4%.
(c) Does not include contingent deferred sales charge. Not annualized.

                              THE TOCQUEVILLE FUND

                       INVESTMENTS AS OF OCTOBER 31, 1995
--------------------------------------------------------------------------------

                                                 Market      % of
COMMON STOCKS--89.78%                 Shares     Value    Net Assets
--------------------------------------------------------------------
BASIC INDUSTRIES--5.87%
Champion Intl. Corp.                    20,000 $1,070,000    3.20%
Inco, Ltd.                              15,000    515,625    1.54%
Newmont Mining Corp.                    10,000    377,500    1.13%
--------------------------------------------------------------------
                                                1,963,125    5.87%
--------------------------------------------------------------------
CAPITAL GOODS--2.26%
Giddings & Lewis, Inc.                  10,000    161,250    0.48%
Westinghouse Electric Corp.             15,000    211,875    0.64%
Zero Corp.                              25,000    381,250    1.14%
--------------------------------------------------------------------
                                                  754,375    2.26%
--------------------------------------------------------------------
CONSUMER BASICS--18.37%
Archer Daniels Midland Co.              20,500    330,563    0.99%
Bristol Myers Squibb Co.                20,000  1,525,000    4.56%
Foxmeyer Health Corp.                   15,000    341,250    1.02%
Hanson PLC                              30,000    465,000    1.39%
Heinz, H.J. Co.                         20,000    930,000    2.78%
Pepsico, Inc.                           15,000    791,250    2.37%
RJR Nabisco Holdings Corp.              50,000  1,537,500    4.60%
Scherer RP Corp. Del.(a)                 5,000    222,500    0.66%
--------------------------------------------------------------------
                                                6,143,063   18.37%
--------------------------------------------------------------------
CONSUMER DURABLES--2.27%
Ben Franklin Retail Stores(a)             1.01          3    0.00%
Maytag Corp.                            40,000    760,000    2.27%
--------------------------------------------------------------------
                                                  760,003    2.27%
--------------------------------------------------------------------
CONSUMER NON-DURABLES--11.11%
Burlington Industries, Inc.(a)         100,000  1,112,500    3.33%
Helene Curtis Industries, Inc.          20,000    597,500    1.79%
K Mart Corp.                           150,000  1,218,750    3.64%
Melville Corporation                    15,000    480,000    1.43%
Systemed, Inc. Del.(a)                  50,000    306,250    0.92%
--------------------------------------------------------------------
                                                3,715,000   11.11%
--------------------------------------------------------------------
ENERGY--11.46%
Baker Hughes, Inc.                      25,000    490,625    1.47%
British Petroleum PLC                   10,000    882,500    2.64%
Digicon, Inc.                           75,000    459,375    1.37%
Murphy Oil Corp.                        20,000    757,500    2.27%
Tesoro Petroleum Corp.(a)              100,000    787,500    2.35%
Varco International Inc.(a)             50,000    456,250    1.36%
--------------------------------------------------------------------
                                                3,833,750   11.46%
--------------------------------------------------------------------
FINANCE--13.81%
BankAmerica Corp.                       20,000  1,150,000    3.44%
Citicorp                                30,000  1,946,250    5.82%
Coast Savings Financial, Inc.(a)        40,000  1,055,000    3.16%
Hartford Steam Boilers Insp. & Inc.     10,000    466,250    1.39%
--------------------------------------------------------------------
                                                4,617,500   13.81%
--------------------------------------------------------------------

(a) Non-income producing security.

See Notes to Financial Statements.


COMMON STOCKS                                           Market       % of
 (CONTINUED)                                 Shares      Value    Net Assets
----------------------------------------------------------------------------
GENERAL BUSINESS--8.10%
Dun & Bradstreet Corp.                         10,000 $   597,500    1.79%
Miller, Herman Inc.                            30,000     888,750    2.66%
National Education Corp.(a)                   100,000     812,500    2.43%
Western Publishing Group, Inc.(a)              50,000     409,375    1.22%
----------------------------------------------------------------------------
                                                        2,708,125    8.10%
----------------------------------------------------------------------------
MISCELLANEOUS--1.81%
Cattellus Development(a)                       50,000     275,000    0.82%
Napro Biotherapeudics, Inc.(a)                 30,000     330,000    0.99%
----------------------------------------------------------------------------
                                                          605,000    1.81%
----------------------------------------------------------------------------
SHELTER--1.74%
Manville Corp.(a)                              50,000     581,250    1.74%
----------------------------------------------------------------------------
                                                          581,250    1.74%
----------------------------------------------------------------------------
TECHNOLOGY--9.53%
Apple Computer                                  4,000     145,250    0.44%
Boeing International Co.                       10,000     656,250    1.96%
International Business Machines                15,000   1,458,750    4.36%
Telxon Corp.                                   40,000     925,000    2.77%
----------------------------------------------------------------------------
                                                        3,185,250    9.53%
----------------------------------------------------------------------------
UTILITIES--3.45%
Sprint Corp.                                   30,000   1,155,000    3.45%
----------------------------------------------------------------------------
                                                        1,155,000    3.45%
----------------------------------------------------------------------------
Total Common Stocks
 (Cost $23,875,345)                                    30,021,441   89.78%
----------------------------------------------------------------------------
U.S. GOVERNMENT                             Principal
 AGENCY BONDS--6.0%                            Amount
----------------------------------------------------------------------------
Federal Home Loan Banks
 5.920%, 4/04/97                            1,000,000     999,209    2.99%
Federal Home Loan Mortgage Corp. 6.875%,
 9/18/02                                    1,000,000   1,006,410    3.01%
----------------------------------------------------------------------------
Total U.S. Gov't Agency Bonds (Cost
 $1,980,388)                                            2,005,619    6.00%
----------------------------------------------------------------------------
SHORT TERM INVESTMENTS--3.76%
Repurchase Agreement,
State Street Bank & Trust Company, dated
 10/31/95,
 due 11/01/95, 4.5%
 Collateralized by U.S.
 Treasury Notes valued at $1,283,814. Re-
 purchase proceeds of $1,256,157 (Cost
 $1,256,000).                               1,256,000   1,256,000    3.76%
----------------------------------------------------------------------------
TOTAL INVESTMENTS
 (COST $27,111,733)--99.54%                            33,283,060   99.54%
OTHER ASSETS & LIABILITIES, NET--0.46%                    154,932    0.46%
----------------------------------------------------------------------------
TOTAL NET ASSETS--100.0%                              $33,437,992  100.00%
                                                      -----------

                              THE TOCQUEVILLE FUND

                      STATEMENT OF ASSETS AND LIABILITIES

                                October 31, 1995
--------------------------------------------------------------------------------

ASSETS
Investments, at values (identified cost $27,111,733)               $33,283,060
Cash                                                                       511
Receivables for Fund shares sold                                        28,184
Receivables for investments sold                                       153,420
Dividends and interest receivable                                       53,369
Other assets                                                            25,322
                                                                   -----------
                                                                    33,543,866
                                                                   -----------
LIABILITIES
Payable for Fund shares repurchased                                     14,120
Accrued investment adviser's fee                                        22,098
Accrued distribution fee                                                29,231
Accrued expenses                                                        40,425
                                                                   -----------
                                                                       105,874
                                                                   -----------
NET ASSETS                                                         $33,437,992
                                                                   -----------
At October 31, 1995 net assets consisted of:
Capital paid in                                                    $24,687,637
Undistributed net investment income                                    318,948
Undistributed net realized gain                                      2,260,080
Net unrealized appreciation                                          6,171,327
                                                                   -----------
                                                                   $33,437,992
                                                                   -----------
CLASS A
NET ASSET VALUE PER SHARE ($33,437,801/2,376,042 shares outstand-
 ing)                                                                   $14.07
                                                                        ------
Maximum offering price ($14.07/96%)                                     $14.66
                                                                        ------
CLASS B
NET ASSET VALUE PER SHARE AND MAXIMUM OFFERING PRICE ($191/14
 shares outstanding)                                                    $14.01
                                                                        ------

See Notes to Financial Statements.

                              THE TOCQUEVILLE FUND

                            STATEMENT OF OPERATIONS

                          Year Ended October 31, 1995
--------------------------------------------------------------------------------

INVESTMENT INCOME
Dividends (net of $9,918 foreign taxes withheld)             $  584,567
Interest                                                        250,823
                                                             ----------
                                                                835,390
                                                             ----------
EXPENSES
Investment adviser's fee (Note 2)                               240,219
Custodian and fund accounting                                    50,530
Transfer agent and shareholder services                          28,770
Audit                                                            18,115
Legal                                                            32,080
Distribution (Note 4)
  Class A                                                        80,011
  Class B                                                           --
Administration fee (Note 4)                                       6,767
Printing                                                          8,295
Registration                                                     12,770
Trustees fee                                                     10,217
Fidelity bond                                                     3,557
Other                                                             7,300
                                                             ----------
 Total expenses                                                 498,631
  Less: fees waived (Note 4)                                     (6,767)
                                                             ----------
  Net expenses                                                  491,864
                                                             ----------
  NET INVESTMENT INCOME                                         343,526
                                                             ----------
NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS
  Net realized gain on investments                            2,506,947
  Net unrealized appreciation of investments during the year  2,103,502
                                                             ----------
  Net gain on investments                                     4,610,449
                                                             ----------
Net increase in net assets resulting from operations         $4,953,975
                                                             ----------

See Notes to Financial Statements.

                              THE TOCQUEVILLE FUND

                      STATEMENTS OF CHANGES IN NET ASSETS

--------------------------------------------------------------------------------

                                              FOR THE YEAR ENDED
                                                  OCTOBER 31,
                                            ------------------------
                                               1995         1994
                                               ----         ----
INCREASE (DECREASE) IN NET ASSETS
Operations
 Net investment income                      $   343,526  $   253,499
 Net realized gain                            2,506,947    2,984,525
 Net unrealized appreciation (depreciation)   2,103,502   (1,138,343)
                                            -----------  -----------
  Net increase resulting from operations      4,953,975    2,099,681
Distributions to shareholders from:
 Net investment income
  Class A                                      (233,851)    (276,384)
  Class B                                       --           --
 Net realized gain on investments
  Class A                                    (2,995,036)  (1,573,419)
  Class B                                       --           --
Fund share transactions (Note 3)
 Class A                                      2,572,904    1,144,676
 Class B                                            200      --
                                            -----------  -----------
  Net increase in net assets                  4,298,192    1,394,554
NET ASSETS
 Beginning of year                           29,139,800   27,745,246
                                            -----------  -----------
 End of year                                $33,437,992  $29,139,800
                                            -----------  -----------

See Notes to Financial Statements.

                             THE TOCQUEVILLE FUND

                         NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 1

  The Tocqueville Trust (the "Trust") was organized as a Massachusetts busi-ness trust registered under the Investment Company Act of 1940 as amended, as a diversified, open-end management investment company. The Trust consists of five separate Funds: The Tocqueville Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Europe Fund and The Tocqueville Government Fund (the "Funds"). The following is a summary of sig-nificant accounting principles followed by the Trust in the preparation of its financial statements.

-------------------------------------------------------------------------------
SECURITY VALUATION

  Investments in securities, including foreign securities, traded on an ex-change or quoted on the over-the-counter market are valued at the last sale price or, if no sale occurred during the day, at the mean between closing bid and asked prices, as last reported by a pricing service approved by the Trust-ees. When market quotations are not readily available, or when restricted se-curities or other assets are being valued, such assets are valued at fair value as determined in good faith by or under procedures established by the Trustees. Short-term investments are stated at cost which, together with ac-crued interest, approximates market value.

-------------------------------------------------------------------------------
FEDERAL INCOME TAX

  It is the Trust's policy to comply with the provisions of the Internal Reve-nue Code ("Code") applicable to regulated investment companies and to distrib-ute all of its taxable income to its shareholders. It is also the Trust's in-tention to distribute amounts sufficient to avoid imposition of any excise tax under Section 4982 of the Code. Therefore, no federal income or excise tax provision is required.

-------------------------------------------------------------------------------
OTHER

  Security transactions are accounted for on the trade date, the date the or-der to buy or sell is executed. Dividend income is recognized on the ex-divi-dend date or at the time the Fund becomes aware, whichever is earlier. Inter-est income is recognized on the accrual basis and market discount is accounted for on a straight-line basis from settlement date. The Trust uses the first-in, first-out method for determining realized gain or loss on investments sold for both financial reporting and federal tax purposes. Distributions to share-holders are recorded on the ex-dividend date. Expenses incurred by the Trust not specifically identified to a Fund are allocated on a basis relative to the size of each fund's daily net asset value.

-------------------------------------------------------------------------------
NOTE 2

  Tocqueville Asset Management L.P. ("Tocqueville"), is the investment adviser to the Trust under an Investment Advisory Agreement approved by shareholders on February 26, 1990. For its services, Tocqueville receives a fee from the Tocqueville Fund payable monthly, at an annual rate of .75% of the first $100 million of the Fund's average daily net assets, .70% of the next $400 million of average daily net assets, and .65% of average daily net assets in excess of $500 million.

-------------------------------------------------------------------------------

  Certain states in which shares of the Trust are qualified for sale impose limitations on the expenses of the Trust. The Advisory Agreement provides that if, in any fiscal year, the total expenses of the Trust (excluding taxes, in-terest, extraordinary expenses and the distribution fee but including the Ad-viser's fee) exceed the expense limitation applicable to the Trust imposed by the securities regulations of any state in which it is registered to sell shares, Tocqueville will pay or reimburse the Trust for that excess up to the amount of its fee. The most restrictive limitation currently applicable (ex-cluding the items described above) limits a fund to 2.5% of the Trust's first $30,000,000 of average daily net assets, 2% of the next $70,000,000, and 1.5% of the Trust's average daily net assets over $100,000,000. No such reimburse-ment was required for the year ended October 31, 1995.

-------------------------------------------------------------------------------
NOTE 3

  Effective August 14, 1995 the Fund offered two classes of shares: Class A and Class B shares. Shares of each class are identical except for the initial sales load on Class A shares, a contingent deferred sales charge on Class B shares, distribution fees, and voting rights on matters effecting a single class. All Fund shares outstanding before August 14, 1995 were designated as Class A shares. At October 31, 1995, there were an unlimited number of shares of beneficial interest authorized ($0.01 par value). Transactions in the Fund's shares were as follows:

                                                   CLASS A
                                  --------------------------------------------
                                       YEAR ENDED             YEAR ENDED
                                    OCTOBER 31, 1995       OCTOBER 31, 1994
                                  ---------------------  ---------------------
                                   SHARES     AMOUNT      SHARES     AMOUNT
                                   ------     ------      ------     ------
Shares sold                        448,435  $ 5,664,101   314,344  $ 4,224,458
Shares issued on reinvestment of
 dividends                         230,270    2,634,292   116,679    1,517,988
Shares redeemed                   (422,865)  (5,725,489) (340,661)  (4,597,770)
                                  --------  -----------  --------  -----------
Net increase                       255,840  $ 2,572,904    90,362  $ 1,144,676
                                  --------  -----------  --------  -----------
                                        CLASS B
                                  ---------------------
                                  FOR THE PERIOD FROM
                                    AUGUST 14, 1995
                                        THROUGH
                                    OCTOBER 31, 1995
                                  ---------------------
                                   SHARES     AMOUNT
                                   ------     ------
Shares sold                             14  $       200
Shares issued on reinvestment of
 dividends                           --         --
Shares redeemed                      --         --
                                  --------  -----------
Net increase                            14  $       200
                                  --------  -----------

--------------------------------------------------------------------------------
NOTE 4

  Tocqueville Securities L.P. (the "Distributor") acts as distributor for shares of the Fund and purchases shares of the Fund at net asset value to fill orders as received from investment dealers. For the year ended October 31, 1995, the Distributor received net commissions of $1,591 from the sale of the Fund's shares.

  The Fund has adopted distribution plans related to the sale of Class A and Class B shares pursuant to which the Fund may incur distribution expenses in amounts not to exceed 0.25% and 0.75% per annum of the average daily net assets of Class A and Class B shares, respectively. Such expenses may include, but are not limited to, advertising, printing, and distribution of sales literature, prospectuses and other materials, and payments to dealers and shareholders ser-vicing agents including the Distributor. Under the distribution plans, the Dis-tributor is permitted to carry forward expenses not reimbursed by the distribu-tion fees to subsequent fiscal years for submission to the Fund for payment, subject to the continuation of the Plan. The Distributor has informed the Trust that, as of October 31, 1995, there were $59,065 in unreimbursed expenses for the Fund.

  Class B shares which are redeemed within six years of purchase are subject to a contingent deferred sales charge at rates ranging from 5% to 0%, charged as a percentage of the dollar amount subject thereto. There were no contingent de-ferred sales charges paid to the Distributor for the year ended October 31, 1995.

  Commissions earned by the Distributor for services rendered as a registered broker-dealer in securities transactions for the Fund for the year ended Octo-ber 31, 1995 were $39,665.

  Pursuant to an Administrative Services Agreement, effective September 15, 1995, the Fund pays to the Distributor a fee computed and paid monthly at an annual rate of 0.15% of the average daily net assets of the Fund. During the year ended October 31, 1995, the Distributor waived administration fees of $6,767.

--------------------------------------------------------------------------------
NOTE 5

  Purchases and sales of investment securities (excluding short-term instru-ments) for the year ended October 31, 1995 were as follows:

                             THE
                         TOCQUEVILLE
                            FUND
                         -----------
        PURCHASES
        U.S. Government  $ 1,978,750
        Other             12,414,310
                         -----------
                         $14,393,060
                         -----------
        SALES
        U.S. Government  $ 2,998,906
        Other             12,112,461
                         -----------
                         $15,111,367
                         -----------

--------------------------------------------------------------------------------
NOTE 6

  Unrealized appreciation at October 31, 1995 based on cost of securities for Federal tax purposes is as follows:

                                           THE
                                       TOCQUEVILLE
                                          FUND
                                       -----------
        Gross unrealized appreciation  $ 7,781,788
        Gross unrealized depreciation   (1,851,441)
                                       -----------
        Net unrealized appreciation    $ 5,930,347
                                       -----------
        Cost of investments            $27,352,713
                                       -----------

--------------------------------------------------------------------------------

                              THE TOCQUEVILLE FUND


--------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT

To the Board of Trustees and Shareholders
 The Tocqueville Fund

We have audited the accompanying statement of assets and liabilities, including the investment portfolio, of The Tocqueville Fund, a series of The Tocqueville Trust, as of October 31, 1995, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the selected financial information for each of the three years in the period then ended. These financial statements and se-lected financial information are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and selected financial information based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and selected finan-cial information are free of material misstatement. An audit includes examin-ing, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1995, by correspondence with the custodian. An audit also in-cludes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presenta-tion. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected financial information referred to above present fairly, in all material respects, the financial position of The Tocqueville Fund, a series of The Tocqueville Trust as of October 31, 1995, the results of its operation, the changes in its net assets, and the selected financial information for the periods indicated, in conformity with generally accepted accounting principles.

                                         /s/ McGladrey & Pullen, LLP
New York, New York
December 1, 1995

                              THE TOCQUEVILLE FUND
                       THE TOCQUEVILLE ASIA-PACIFIC FUND
                          THE TOCQUEVILLE EUROPE FUND
                      THE TOCQUEVILLE SMALL CAP VALUE FUND

                 Special Meeting of Shareholders, July 31, 1995


--------------------------------------------------------------------------------

  A Special Meeting of Shareholders of the Trust was held on July 31, 1995 at the offices of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, 919 Third Ave-nue, New York, New York. The purpose of the meeting was to elect six trustees of the Trust, to ratify McGladrey and Pullen, LLP as independent public accoun-tants for the Trust, to approve an amendment to the Declaration and Agreement of Trust to permit the Trustees to authorize, without shareholder approval, the issuance of separate and distinct classes of shares of each series of the Trust and to approve the elimination of some fundamental investment restrictions of the Trust requiring shareholder approval. At the meeting, the shareholders voted in favor of all of the resolutions presented to them. No other business was conducted at the Special Meeting of Shareholders.

  The results of the voting at the Special Meeting of Shareholders was as fol-lows:

   1. Ratification of an amendment to the Agreement and Declaration of Trust to permit the Trustees, without shareholder approval, to authorize The Tocqueville Trust to issue separate and distinct classes of shares of each series:

    THE TOCQUEVILLE FUND
      For: 1,465,660.45     Against: 4,474.39  Abstain: 5,053.03

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,433.12       Against: -0-       Abstain: 38.46

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 466,723.20       Against: -0-       Abstain: -0-

   2. Approval of the elimination of the Funds' fundamental investment re-striction concerning short sales:

    THE TOCQUEVILLE FUND
      For: 1,469,900.22     Against: 4,474.39  Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 249,193.87       Against: -0-       Abstain: 923.00

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 466,723.20       Against: -0-       Abstain: -0-

--------------------------------------------------------------------------------

   3. Approval of the elimination of the Funds' fundamental investment re-striction concerning investment for control were as follows:

    THE TOCQUEVILLE FUND
      For: 1,471,351.92     Against: 3,022.69  Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 466,723.20       Against: -0-       Abstain: -0-

   4. Approval of the elimination of the Funds' fundamental investment re-striction concerning securities of affiliates:

    THE TOCQUEVILLE FUND
      For: 1,464,396.14     Against: 9,978.47  Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 249,193.87       Against: -0-       Abstain: 923.00

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

   5. Approval of the elimination of the Funds' fundamental investment re-striction concerning securities of other investment companies:

    THE TOCQUEVILLE FUND
      For: 1,469,057.52     Against: 5,317.09  Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

--------------------------------------------------------------------------------

   6. Approval of the elimination of the Funds' fundamental investment re-striction concerning development programs:

    THE TOCQUEVILLE FUND
      For: 1,468,635.92     Against: 5,738.69  Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

   7.Approval of the elimination of the Funds' fundamental investment re-striction concerning transactions involving puts, calls or options:

    THE TOCQUEVILLE FUND
      For: 1,464,689.65     Against: 9,684.96  Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 249,193.87       Against: -0-       Abstain: 923.00

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

   8.Approval of the elimination of the Funds' fundamental investment re-striction concerning investment in securities of issuers in operation for less than three years:

    THE TOCQUEVILLE FUND
      For: 1,460,800.07     Against: 13,574.54 Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

--------------------------------------------------------------------------------

   9. Approval of the amendment of the Funds' fundamental investment re-stricting concerning the lending of money or securities:

    THE TOCQUEVILLE FUND
      For: 1,459,829.27     Against: 14,545.34 Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

  10. Approval of the amendment of the Funds' fundamental investment restric-tion concerning commodities:

    THE TOCQUEVILLE FUND
      For: 1,465,660.45     Against: 8,714.16  Abstain: 813.26

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

  11. Approval of the elimination of The Tocqueville Fund's and The Tocqueville Small Cap Value Fund's fundamental restriction concerning restricted and illiquid securities:

    THE TOCQUEVILLE FUND
      For: 1,464,490.27     Against: 9,884.34  Abstain: 813.26

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

  12.Approval of the elimination of The Tocqueville Fund's and The
     Tocqueville Small Cap Value Fund's fundamental restriction concerning the amount of allowable investment in foreign securities:

    THE TOCQUEVILLE FUND
      For: 1,470,321.45     Against: 4,053.16  Abstain: 813.26

    THE TOCQUEVILLE SMALL CAP VALUE FUND
      For: 446,723.20       Against: -0-       Abstain: -0-

--------------------------------------------------------------------------------

  13.Approval of the elimination of The Tocqueville Asia-Pacific Fund's and The Tocqueville Europe Fund's fundamental restriction concerning re-stricted and illiquid securities:

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

  14.Approval of the elimination of The Tocqueville Asia-Pacific Fund's and The Tocqueville Europe Fund's fundamental restriction concerning securi-ties of other investment companies were as follows:

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 250,116.87       Against: -0-       Abstain: -0-

  15.Approval of the elimination of The Tocqueville Asia-Pacific Fund's and The Tocqueville Europe Fund's fundamental restriction concerning war-rants were as follows:

    THE TOCQUEVILLE ASIA-PACIFIC FUND
      For: 299,471.58       Against: -0-       Abstain: -0-

    THE TOCQUEVILLE EUROPE FUND
      For: 249,193.87       Against: -0-       Abstain: 923.00

  16. Election of six (6) Trustees, for a term to expire until his or her successor is elected and has qualified:

                                        WITHHOLDING
                               FOR       AUTHORITY
                               ---      -----------
     Francois Sicart       2,471,499.52       -0-
     Bernard Combemale     2,471,499.52       -0-
     James Flaherty        2,466,639.14  4,860.38
     Inge Heckel           2,466,639.14  4,860.38
     Robert Kleinschmidt   2,471,499.52       -0-
     Francois Letaconnoux  2,471,499.52       -0-

  17. Ratification of the selection of McGladrey & Pullen, LLP, as indepen-dent public accountants for the Trust for the fiscal year ended October 31, 1995.

      For: 2,471,102.02     Against: -0-       Abstain: 397.50

                              INVESTMENT ADVISOR
                       Tocqueville Asset Management L.P.
                                 1675 Broadway
                           New York, New York 10019
                           Telephone: (212) 698-0800
                          Telecopier: (212) 262-0154

                                  DISTRIBUTOR
                          Tocqueville Securities L.P.
                                 1675 Broadway
                           New York, New York 10019
                           Telephone: (800) 697-3863
                          Telecopier: (212) 262-0154

                           SHAREHOLDERS' SERVICING,
                         CUSTODIAN AND TRANSFER AGENT
                      State Street Bank and Trust Company
                                 P.O. Box 8507
                       Boston, Massachusetts 02266-8507
                              Telephone Toll Free
                                (800) 626-9402

                               BOARD OF TRUSTEES
                          Francois Sicart -- Chairman
                             Bernard F. Combemale
                               James B. Flaherty
                                  Inge Heckel
                            Robert W. Kleinschmidt
                             Francois Letaconnoux

                          [LOGO] The Tocqueville Fund

                             The Tocqueville Fund

                                  a series of
                             The Tocqueville Trust


                                 Annual Report

                               October 31, 1995